Exhibit 4.8

MARVELL CONFIDENTIAL INFORMATION

AMENDMENT #2
To The
Technology Development, License and Manufacturing Agreement

This Amendment #2 to the Technology Development, License and Manufacturing Agreement (this "Amendment") is entered into effective as of the date last signed by the parties below (the "Effective Date"), between:  (i) Marvell International Ltd., a Bermuda corporation, with offices at Argyle House, 41a Cedar Avenue, Hamilton, HM 12, Bermuda, on behalf of itself and its Affiliates, and Marvell Israel (M.I.S.L.) Ltd. (formerly known as Marvell Semiconductor Israel Ltd.), an Israeli corporation, with offices at 6 Hamada Street, Mordot HaCarmel Industrial Park, Yokneam, Israel 20692, on behalf of itself and its Affiliates (collectively “Marvell”), and (ii) EZchipTechnologies Ltd., an Israeli corporation with offices at 1 Hatamar Street, PO Box 527, Yokneam 20692, Israel (“EZchip”).  Marvell and EZchip are each a "party" hereto; and collectively, they are the parties" hereto.

Effective as of April 12th, 2006, Marvell and EZchip entered into a Technology Development, License and Manufacturing Agreement (the "Master Agreement") whereby the parties can agree in writing to future projects which establish the responsibilities of the parties with regard to certain Licensed Products to be added to the Master Agreement; and Marvell and EZchip now wish to amend the Master Agreement to add the NP4 Project and the corresponding NP4 Exhibits to the Master Agreement.  Unless the context requires otherwise, each capitalized term used in this Amendment but not defined herein shall have the same meaning as defined in the Master Agreement.  The parties now wish to amend the Master Agreement on the terms and conditions set forth in this Amendment.

ACCORDINGLY, THE PARTIES HEREBY FURTHER AGREE AS FOLLOWS:

1.
Paragraph 1.  The term “Marvell” as it is defined in the first sentence of Paragraph 1 shall include the following language:  “on behalf of itself and its Affiliates”.  For the avoidance of doubt, any reference to the term “Marvell” in the Master Agreement shall include any Marvell Affiliate.

2.	New Section 6.5. The following section is inserted as Section 6.5:
“EZchip agrees that if Marvell has the legal obligation to collect any value added tax with respect to the performance by Marvell of its NRE obligations or services through Marvell Israel (M.I.S.L.) Ltd., EZchip shall pay the amount of value added tax with respect to such NRE obligations or services, subject to Marvell Israel (M.I.S.L.) Ltd. issuing to EZchip a valid tax invoice for such amount. Currently, it is Marvell's intention that any the Royalty payments will be made by Marvell’s Bermuda entity. Accordingly, based on the currently applicable tax laws, regulations and treaties, EZchip will receive the full Royalty amount without withholding or deduction of any kind. Without derogating from this Section 6.5 of the Master Agreement, the parties agree that any Royalty payments due to EZchip with respect to any transaction among EZchip and Marvell or any Affiliate thereof, shall be no less favorable than, and treated as if, such royalty payments are being paid by Marvell’s Bermuda entity including without limitation, with respect to tax withholding or deductions of any kind from the royalty payments due to EZchip. Without derogating from the foregoing, should any change in applicable laws, regulations or treaties give rise to any withholding requirement or impose any other tax or duty on such royalty payment which reduces the net Royalty payable to EZchip (other than taxes imposed in Israel or based on EZchip’s net income which are EZchip’s responsibility), then the parties shall meet and make a good faith attempt to seek alterative solutions which would eliminate the foregoing effect or reduce it to the maximum extent reasonably practicable.”

MARVELL CONFIDENTIAL INFORMATION

3.	The following language is hereby added to the end of Section 8.3(iii):
“; and based on Marvell’s reasonable discretion, said third party is a competitor of Marvell with respect to the subject matter of this Agreement.”

4.	Section 9.3. The words “network processors to such Identified Customers for such Identified Programs” are hereby deleted and replaced with the following language:

“Licensed Products as identified in Exhibit E, or network processors that can be used instead of Licensed Products in Identified Program as identified in Exhibit E, to Identified Customers identified in Exhibit E.”

5.	New Section 11A. The following section is inserted as Section 11A.

“11A.	INSURANCE

During the term of this Agreement and for a period of eighteen (18) months following termination hereof, Marvell will maintain a comprehensive product liability insurance policy with a reputable insurance company on an occurrence basis that includes coverage for third party liability coverage for direct property damage or personal injury caused by Marvell to third parties and has a minimum limit of five million ($5,000,000) U.S. dollars per occurrence or per claim. Within thirty (30) days after EZchip’s request Marvell will furnish EZchip with a certificate of insurance and evidence of the required, paid-up coverage.”

6.
Section 12.3. The words beginning with “EZchip agrees to inform Marvell in writing at least ten business days prior…..” until the end of Section 12.3 is hereby deleted and replaced with the following language:

“Except as otherwise expressly limited herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the permitted successors and assigns of the parties hereto. Each party agrees to inform the other, in writing at least ten business days prior to a sale or license by such party or any Affiliate thereof, of its Intellectual Property Rights, or belonging to any Affiliate thereof, embodied in such party’s Deliverables and Licensed Products.”

7.	Exhibits. Exhibit A-NP4 through Exhibit H-NP4 attached hereto are added to the Master Agreement.

MARVELL CONFIDENTIAL INFORMATION

8.
Indemnification.  Subsection (b) of the second sentence of Section 11.1 is hereby deleted in its entirety and is replaced with the following:  “(b) a modification, alteration or amendment of the Indemnitor’s Indemnified Technology by a party other than Indemnitor unless said modification, alteration or amendment is directed or approved by Indemnitor in writing.”

9.	General Provisions.

9.1   Full Force and Effect.  The parties confirm that, except as modified by this Amendment, the Master Agreement remains in full force and effect in accordance with its terms.  If any provision of this Amendment conflicts with any provision of the Master Agreement, then the provisions of this Amendment shall govern and control over the Master Agreement.

9.2    Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.  The parties agree that a facsimile of a signed counterpart shall be as effective and have the same force and effect as the original thereof.

10.
Royalty Reporting.  Notwithstanding the provisions of Section 6.2 of the Master Agreement to the contrary, Marvell shall provide EZchip with Royalty reports by the 30th day of the month following the month in which units of NP3-C (also known as 98NXxxx under the Amendment entered into between the parties in September, 2006) and NP4-C are sold, specifying the number of units sold to each customer during the period of the report and the respective Royalties due to EZchip from such sales.  Marvell’s payment obligations for such Royalties are also due on a monthly basis, with payment due within sixty (60) days following the end of the applicable month.

11.	The following is added to the beginning of Section 12.9:

“EXCEPT IN THE CASE OF INTELLECTUAL PROPERTY INDEMNIFICATION AS SET FORTH IN SECTION 11.1,”

12.	The following is added as the first sentence of the second paragraph in Section 12.9:

 “EXCEPT IN THE CASE OF INTELLECTUAL PROPERTY INDEMNIFICATION AS SET FORTH IN SECTION 11.1,”

[Signature Page To Follow]

MARVELL CONFIDENTIAL INFORMATION

Executed effective as of the Effective Date.

MARVELL INTERNATIONAL LTD.		EZCHIP TECHNOLOGIES LTD.
By:	/s/ Carol Feathers	By:	/s/ Eli Fruchter
Name:	Carol Feathers	Name:	Eli Fruchter
Title:	General Manager	Title:	CEO
Date:	July 29, 2009	Date:	February 1, 2009

MARVELL ISRAEL (M.I.S.L.) LTD.
By:	/s/ Eliaz Lavy
Name:	Eliaz Lavy
Title:	Sr. V.P. and M.I.S.L. G.M.
Date:	September 24, 2009

MARVELL CONFIDENTIAL INFORMATION
EXHIBIT A-NP4

STATEMENT OF WORK (SOW) & SPECIFICATIONS

I.  GENERAL

This SOW is governed by the Master Agreement and the terms of this SOW relate solely to the NP4-C and NP4-G Licensed Products described herein.

Pursuant to Section 4.2 of the Master Agreement, the parties acknowledge that there will be “no” joint development of the EZchip Technology, the Marvell Technology, or other such related technologies of either party or their Intellectual Property Rights therein.

1.	Both parties will work together to co-develop the NP4-C and NP4-G Licensed Products for the purpose of providing higher density programmable solutions for the customers.
2.	The NP4-C Licensed Product is to be sold by Marvell exclusively to Identified Customers.
3.	Unless otherwise specified in this SOW, the NP4-G Licensed Product is to be sold by EZchip exclusively to parties other than Identified Customers.
4.	Product definition will be done together by Marvell and EZchip.
5.	This product should be based on latest EZchip NP Core with the required modifications to be defined by Marvell & EZchip.
6.	Additional requirement following the final PRD to be commonly agreed between both parties.
7.	Marvell has option to give their part of work to subcontractors if needed, all subject to the provisions of the Master Agreement.
8.
Notwithstanding Section 2.1 of the Master Agreement, Marvell has option to give their part of work to subcontractors if needed, subject to compliance by such sub-contractors with Marvell’s confidentiality undertakings towards EZchip. Marvell may consult with EZchip on the subcontractor selection at Marvell’s discretion.

9.
EZchip agrees to work with Marvell in good faith to meet Cisco’s requirements for cost reduction for the NP4-C Licensed Products as described in the Business Term Agreement between EZchip, Marvell and Cisco Systems, Inc. (“Cisco”).

10.
In any case of contradiction between the Master Agreement and this Amendment No. 2 or any of the following Exhibits, the express provisions of this Amendment shall prevail only with respect to the NP4-C and NP4-G Licensed Products.

II. LICENSED PRODUCT SPECIFICATIIONS

The parties agree to use good faith to establish the Specifications for the Licensed Products in cooperation with Cisco, in the form of a signed amendment to this SOW.

NP4 Features
▪	Single-chip, programmable, 100-Gigabit throughput (50-Gigabit full duplex) wire-speed network processor
▪	On-chip scaling bus options for up to 100G full duplex processing and TM
▪	Line card, services card and pizza box applications
▪	Based on EZchip’s NP-3 with performance scaling and an enhanced feature set
▪	On-chip Control CPU, and host offload
▪	On-chip Fabric Interface Controller for interfacing with Ethernet fabrics as well as third-party fabric solutions
▪	System-wide traffic management

MARVELL CONFIDENTIAL INFORMATION

▪	Ingress and egress traffic management with hierarchical scheduling
▪	Flexible processing with programmable packet parsing, classifying, modifying and forwarding
▪	Embedded search engines eliminating the need for external search co-processors
▪	On-chip OAM protocol processing offload
▪	Internal switch, for line card scaling, and enhanced data flow flexibility
▪	FIC (Fabric Interface Chip) functionality integration for direct connection to cell based and packet based switching complex, including basic Ethernet fabrics
▪	System-wide traffic management with end-to-end QoS, dedicated QOS CPU
▪	Ten XAUI interfaces
▪	Supports RXAUI protocol
▪	24 quad-speed SGMII ports or
48 tri-speed QSGMII ports
▪	Support for OC-768
▪	Support for 100G Ethernet
▪	On-chip hardware time stamping supporting IEEE1588v2
▪	Support for CES and Synchronous Ethernet ITU-T8261
▪	PCI-Express external host interface
▪	Comprehensive on-chip diagnostic hardware support

Embedded search engines
▪	Table entries stored in DRAM; no CAM or SRAM necessary
▪	Reducing system chip count, power dissipation and cost
▪	Providing up to 2 Gbytes lookup tables headroom
▪	Multiple routing, classification and policy lookup tables with millions of entries per table
▪	Flexible keys and results (associated information) programmed per table
▪	Support for long keys (up to 80 bytes) and long results (up to 96 bytes) per table entry

Content-aware stateful classifying and processing
▪	Access to all 7 layers for classify and modify
▪	Maintain state of millions of sessions simultaneously
▪	On-chip state updates and learning of millions of sessions per second

Programming
▪	Large code space memory for multiple and complex applications
[*]
▪	Hitless code upgrades
▪	Single-image programming model with no parallel programming or multi-threading
▪	Automatic ordering of frames
▪	Automatic allocation of frames to processing engines (TOPs)

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

▪	Automatic passing of messages among TOPs
▪	Microcode compatible with EZchip’s NP-3 and NP-2 (NP-2a and NP-2b) network processors

Interfaces
▪	Ten XAUI interfaces:
▪	Ten on-chip 10G/20G MACs
▪	3.125Gbps; 6.25Gbps per lane
▪	Channelized operation with up to 256 channels
▪	In band and out of band flow control
▪	Connection to Ethernet and TDM framers
▪	Cell-based and packet-based operation
▪	Support for SPAUI and Interlaken
▪	Supports RXAUI protocol
▪	24 quad-speed SGMII Ethernet interfaces or
48 tri-speed QSGMII Ethernet interfaces
▪	External Host interface:
▪	1-lane PCI-Express 2.5Gbps for control CPU interface
▪	Additional 2xSGMII GE ports
▪	MDC/MDIO master port for 1G copper PHY; continuous polling mode by HW
▪	There are 3 master interfaces: 2 for SGMII ports, 1 for XAUI ports
▪	All masters support both clause 24 (1G) and clause 45 (10G)
▪	LED interface for port status exporting
▪	External memory interfaces:
▪	External TM memory interface (optional):
▪	DDR3 SDRAM
▪	666 MHz DDR; 8x16 bit
▪	4 GB max. (16M frames)
▪	External lookup table memory interface:
▪	DDR3
▪	666 MHz DDR; 4x32 bit
▪	4 GB max.
▪	8 DDR3 devices
▪	External statistics memory interface:
▪	RLDRAM2-SIO
▪	533 MHz DDR; 2x18 bit
▪	1/2 devices
▪	ECC protected internal and external memories
▪	External TCAM interface:
▪	Especially useful for fast lookups through large tables with wildcards, such as Access Control Lists (ACL)
▪	Interlaken-LA, 24 lanes, 6.25Gbps, 400Mkps, 1600sps

Integrated Traffic Management
▪	Unified 50/100Gbps Traffic Manager

MARVELL CONFIDENTIAL INFORMATION

▪	200Mpps throughput
▪	Combines both ingress and egress functionality
▪	Dynamic hitless resource allocation
▪	Dynamic hitless reconfiguration
▪	Dynamic concatenated TM scheme
▪	LAG shaping
▪	Work conserving and non-work conserving schedulers
▪	Frame sizes from 1 byte to 16 KB
▪	Up to 4 Gbytes total frame memory
▪	Up to 16M frames
▪	Per Flow Queuing (PFQ) with 5-level hierarchical scheduling:
▪	32 interfaces
▪	256 ports
▪	4K subports
▪	32K classes/users
▪	256K flows (8-16 per subscriber)
▪	8 classes of service per subscriber
▪	Advanced per packet control:
▪	Per packet IPG
▪	Per packet internal switch destination & COS
▪	Per packet WRED profile reference
▪	Dynamic mapping of all hierarchies
▪	Dual shaper in each hierarchy
▪	Programmable priority propagation in all hierarchies
▪	External TM control bus for external user-defined scheduler
▪	Policing: Per-flow metering, marking and policing for millions of flows
▪	Configurable WRED profiles
▪	Per flow per color WRED statistics
▪	Shaping: Single and Dual leaky bucket on committed/peak rate/bursts (CIR, CBS, PIR, PBS), with IFG emulation for accurate rate control
▪	Scheduling: WFQ and priority scheduling at each hierarchy level
▪	Per frame statistics
▪	Per frame timestamp and timeout drop
▪	Hardware flow control per port
▪	Flow control generation management scheme based on a per source and/or destination port accounting

Operations and Management Offload
▪	KeepAlive frame generation for precise and accurate session maintenance operations
▪	KeepAlive watchdog timers for fastest detection time
▪	802.1ag compliant full offload
▪	Per OAM session state tracking and reporting
▪	Flexible statistics and performance monitoring

MARVELL CONFIDENTIAL INFORMATION

Data Flow Features
[*]

TOP Features
[*]

Statistics and Counters
▪	Up to 16M 64-bit counters via external memory
▪	Per-flow statistics for programmable events, traffic metering, policing and shaping
▪	Programmable threshold settings and threshold exceeded notification
▪	Dynamic allocation and auto association between counters and flows. Counters are automatically recycled when a flow is deleted or aged.
▪	Auto implementation of token bucket per flow (srTCM or trTCM or MEF5):
▪	Hardware implementation of token bucket calculations and coloring (i.e. green, yellow, red)

Power Management
▪	Per interface power-up/power-down
▪	Configurable number of active TOP engines at each stage, for best power optimization per application

Diagnostics
▪	Interface built-in self test (BIST) for all NP-4 memory interfaces
▪	Remote and internal loopback on all SGMII/QSGMII and XAUI interfaces
▪	Externally controlled 64-bit RTC with time stamping and time loading support
▪	Activity meters for all NP-4 clock domains with 64-bit phase meters per clock, supporting synchronous time stamp latching
▪	PLL status monitors
▪	Power management monitors on all NP-4 clock and power domains

III.  PROGRAM MANAGEMENT

The Parties shall create a coordination team (“Coordination Team”) to oversee the implementation of this SOW and to constitute the primary vehicle for communication, decision-making and executive management of the Statement of Work.

The Coordination Team shall comprise of the Project Managers of the Parties, and any other representatives as agreed between the Parties, and shall be led by the Marvell Project Manager. Each Party shall appoint: a Project Manager.  The Project Managers shall conduct status meetings regularly (at least on a weekly basis) either by teleconferences or face-to-face meetings. Such status meetings shall include, among others, the exchange of technical Information, the activity under, and the performance of, this SOW, and the progress of the Services.  The Coordination Team shall keep formal minutes of its meetings.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

Among the responsibilities of the Coordination Team is the resolution of matters concerning the performance of this SOW, such as technical problems, and progress issues.  The Coordination Team shall review changes, and shall ensure they are within the framework of the of this SOW. The Coordination Team shall have full and constant visibility on the process and information,

During the entire term of this SOW, Marvell’s and EZchip’s Project Manager (or a representative on its behalf) shall be entitled to visit EZchip’s facilities in order to inspect and evaluate Marvell’s and EZchip’s progress and to ensure that such progress is compatible with the Requirements, and with Marvell’s and EZchip’s quality assurance; provided however, that Marvell and EZchip shall provide each other with reasonable prior notice, and that the visit shall take place during regular business hours.
1.	Marvell and EZchip will jointly develop a detailed execution plan including schedule for the major activities, milestones, reviews and deliverables submission dates,
2.	Marvell and EZchip shall provide each other with Weekly Status Reports that will cover the week’s Work focus/accomplishments and issues.
3.
EZchip and Marvell acknowledge that time is of the essence in the performance of the development.   Both Parties shall notify each other promptly of any factor, occurrence, or event coming to their attention that may affect their ability to substantially perform the development, or that is likely to occasion any material delay in delivery of Deliverables. Such notice shall be given, without limitation, in the event of any loss or reassignment of key employees, threat of strike, or major equipment failure. In any such event, the parties shall attempt to reach a prompt resolution which would allow to nevertheless meeting the schedule.  In such an event, both Parties shall treat the other Party as a favored customer.

4.
Both Parties will update each other with any bug or violation discovered on any of  their products that has relevance to the NP4-C or NP4-G based on previous generation of  their respective products or on the committed product Specifications, and shall take all measures reasonably required in order to immediately resolve any such bug or violation.

5.
During, and upon the completion of, the implementation of the Services, Marvell shall be entitled to conduct reviews and/or acceptance testing which Marvell deems necessary in order to verify whether the Development and/or Deliverables conform to all of the specifications and the Requirements.

BOTH PARTIES HEREBY REPRESENT AND WARRANT THAT THEY, AND THEIR LICENSORS, ARE, AND WILL BE, THE SOLE AUTHOR OF ALL THEIR RESPECTIVE DELIVERABLES, AND THAT NEITHER THE DEVELOPMENT NOR THE DELIVERABLES WILL IN ANY WAY INFRINGE ANY THIRD PARTY’S RIGHTS, INCLUDING THEIR INTELLECTUAL PROPERTY RIGHTS.  WITHOUT LIMITING THE FOREGOING, BOTH PARTIES SHALL BE RESPONSIBLE TO PROVIDE TO THE OTHER PARTY ANY THIRD PARTY LICENSES, OTHER THAN LICENSES OF THIRD PARTY TOOLS, REQUIRED TO ENABLE THEM TO UTILIZE THE DELIVERABLES UNDER THE TERMS OF THE MASTER AGREEMENT.  THE PARTY RECEIVING THE THIRD PARTY LICENSES AGREES TO COOPERATE WITH THE OTHER PARTY TO OBTAIN ANY NECESSARY THIRD PARTY APPROVALS.  SAID COOPERATION MAY INCLUDE, BUT IS NOT LIMITED TO, ENTERING INTO NON-DISCLOSURE AGREEMENTS AND LIMITED USE LICENSE AGREEMENTS WITH THE THIRD PARTY LICENSORS AS A CONDITION OF USE.

MARVELL CONFIDENTIAL INFORMATION

IV. LICENSED PRODUCT DESIGN FLOW

RTL / Coding

[*]

NP4-C and NP4-G Interfaces
Listed above under Section II of this Exhibit A-NP4

V. BACK END AND LAYOUT

[*]

VI.  PRE-SILICON VERIFICATION

[*]

VII. DESIGN FOR TESTABILITY (DFT) AND DESIGN FOR VALIDATION (DFV), MEMORY REPAIR (MR)

[*]

VIII. PACKAGE DESIGN

[*]

IX. POST SILICON FUNCTIONAL VALIDATION (CHIP & SYSTEM)

[*]

X. POST SILICON ELECTRICAL VALIDATION

1.	Marvell will be responsible for the electrical validation test plan definition and execution according to Marvell flow and provide EZchip with all results.
2.
Post silicon electrical validation should be enabled on the validation platform designed by EZchip. This platform will be designed following Marvell hardware design guidelines to enable testing of all NP4-C and NP4-G functional and electrical aspects. Additional to this, the validation platform will include all the hooks needed for the electrical validation as defined by Marvell. All these subject to the features required for electrical testing do not degrade the ability to perform functional and performance testing on the validation platform, in which case Marvell would need to develop the means to perform those tests which can’t be done on the validation platform.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

3.
Marvell has the right to design and manufacture its own platform to be used solely for electrical validation or demo purposes. This system may be based/derived from the system designed by EZchip, as decided by Marvell.

4.	EZchip will provide all required support and information to enable the NP4-C and NP4-G electrical validation.
5.
Marvell will perform the functional PVT stress tests based on Marvell Requirements and review the  results with EZchip. If needed, EZchip will provide a functional PVT stress test release, as jointly defined with Marvell; and will support the production team as per Marvell's functional PVT stress test flow.

6.	EZchip will provide and Marvell has the option to buy from EZchip validation platforms at system/cards building costs +10%.
7.	EZchip commits to supply the above platforms in a period of 12 weeks from the time the order was placed but not before EZchip concluded the bring up of such platforms.
8.	These platforms will be delivered in stable working conditions by EZchip experts at Marvell lab including, but not limited to:
a.	Fully populated NP4-C and NP4-G development boards with sockets
b.	Chassis or any other platform needed to run the NP4-C and NP4-G development boards
c.	Power supplies
d.	Cables
e.	Initialization files
f.	User manual
g.	Application software
h.	Drivers
9.
The validation platforms will be delivered no later than two weeks after Marvell delivered the required NP4-C and NP4-G devices to EZchipbut not before  EZchip concluded the bring up of such platforms..

10.	Marvell will share the electrical validation results with EZchip.
11.	EZchip will provide at the above mentioned cost, 4 additional NP4-C and NP4-G validation boards to be populated with corner devices.
12.	EZchip experts will provide training at Marvell facilities to Marvell engineers on the validation platforms upon platforms delivery.
13.	EZchip will provide and support the EZchip SW driver component needed to run the electrical validation environment (See S/W section)
14.
EZchip will provide a list of SW APIs as will be mutually defined with Marvell that are needed for performing the electrical test plan (for generating/verifying the test, controlling the interfaces, etc.); EZchip will provide support as needed for this SW suite during the ETP execution.

15.
Marvell will perform and execute the System Level Screening (SLS). If needed, EZchip will provide an SLS release, as jointly defined with Marvell; and will support the production team as per Marvell's SLS flow.

XI. POST SILICON TEST PROGRAM (TESTER)

1.	Marvell will be responsible for Test Program development and Q&R testing. EZchip will support the Test Program development.
2.	Testing location and the type of tester will be selected by Marvell.
3.
Test Vector Generation is EZchip responsibility except for the ATPG vectors generation and debug that is under Marvell responsibility. Debug for the functional vector at the tester is EZchip and Marvell responsibility.

4.	Marvell will be responsible for the vectors conversion and release to the production test floor.

MARVELL CONFIDENTIAL INFORMATION

5.
EZchip will provide all required support and information to Marvell to enable test and qualification infrastructure development – such as test h/w, BI h/w and any other h/w required for product ramp and qualification.

XII. POST SILICON – QUALITY AND RELIABILITY

1.	Marvell will be responsible for the quality and reliability testing of the NP4-C and NP4-G.
2.	Marvell will conduct any required failure analysis.
3.
EZchip and Marvell shall support each other for failure analysis and corrective action implementation upon need (logic analysis, electrical analysis, and test enhancement), this in line with Marvell’s FA standard response time, and in accordance with Section 5 of the Master Agreement. This applies to: qualification failures, customer returns and yield enhancement activities.

4.	EZchip will provide all information and engineering support required to bring up the qualification infrastructure.
5.	Each company will be responsible to support its customers’ FAs.

XIII. SOFTWARE

1.	EZchip will provide training to Marvell on the NP4-C and NP4-G drivers and its architecture.
2.	EZchip will supply required S/W and tools developed by EZ Chip to perform the Electrical Validation as will be defined by Marvell and in agreement with EZchip.
3.	EZchip will provide SW APIs as will be mutually defined with Marvell.

XIV. APPLICATION SUPPORT

1.	Marvell will directly support its customers on any electrical, thermal and quality related issues.
2.	EZchip will be responsible for application, training and customer support for the NP4-C and NP4-G for functional, architecture and performance related issues and for all SW related issues.
3.	EZchip is responsible for all the firmware, driver and architectural related collateral issues, training and customer bring-up.
4.	Marvell will provide support to EZchip team on any hardware, electrical, thermal or quality related issues coming from EZchip customers.
5.	EZchip will respond promptly to support Marvell customers and Marvell field/sales teams with issues related to proactive and reactive support events in accordance with Exhibit C.

XV. DOCUMENTATION AND COLLATERALS

•
EZchip will create and deliver to Marvell the relevant parts of the NP4-C functional specification including the internal and external register tables. EZchip will deliver the above specifications before silicon arrival.

•	Marvell will provide to EZchip all the register and configuration related to the Marvell IP integrated in the NP4-C and NP4-G.
•	EZchip will deliver the below listed documents to Marvell and shall use the EZchip standard documentation tools.

MARVELL CONFIDENTIAL INFORMATION

•
For collaterals not specified herein to be created using the Marvell standard documentation tools, the flow to migrate EZchip collaterals to final NP4-C and NP4-G files will be defined by EZchip and Marvell.

•	EZchip will create, release and maintain the following documentation and collateral for the NP4-C and NP4-G:

1.	Errata
2.	Reference Design/Development Board User Manual and Jumper Settings
3.	Reference Design/Development Board Schematics and BOM
4.	Reference Design/Development Board Schematics checklist

•	Marvell will create, release and maintain the following documentation and collateral
1.	Datasheet (Hardware Specification)
2.	Hardware Design Guide
3.	IBIS
4.	BSDL
5.	Hardware, Electrical and Thermal Application Notes/Technical Bulletins (if required)

•
Both Parties will supply the other party with the above mentioned end-user customer collateral and documentation. This collateral and documentation content will be agreed by EZchip and Marvell. These documents will be provided in editable soft copy. Both parties can modify the content of all end-customer collateral and documentation including content, format, logos and copyright markings, provided said modifications are permitted under Marvell’s Trademark Use Agreement to be entered into by EZchip prior to the use/modification of any Marvell trademarks. For the avoidance doubt, removing a Marvell trademark from Marvell collateral and documentation does not constitute a use/modification.

•
Marvell will be authorized to distribute the above listed collateral and documentation only to Identified Customer and NP4-G customers pursuant to Have Made Rights. EZchip will be authorized to distribute the above listed collateral and documentation to its customers. Both Parties will be authorized to distribute the collateral under the own marking and branding.

•	Each party is responsible for release of all respective collateral and documentation updates and revisions, in a timely manner and according to a release schedule agreed upon by Marvell and EZchip.

XVI. Manufacturing:

The NP4-C will be manufactured by Marvell and will be branded with the following Marvell –EZchip Trademarks.  Marvell Logo will include the following reference to EZchip: “Powered by EZchip Technologies”.   Marvell may, at its discretion, change such marking, provided it keeps the reference and proportions to EZchip unchanged.  Notwithstanding the foregoing, in response to Cisco’s written request to Marvell, Marvell may remove the EZchip Trademark and/or the above reference to EZchip from the NP4-C manufactured by Marvell.

MARVELL CONFIDENTIAL INFORMATION

1.	Marvell will add an eFuse to differentiate between NP4-C and NP4-G
2.	Marvell will provide NP4-C and NP4-G samples, [*] of each, to EZchip to be used in the chip validation.
3.	EZchip and Marvell will track and investigate the root cause of anomalies and silicon bugs. Both companies will jointly determine the priority and which ones need to be fixed before production release
4.
EZchip and Marvell will work to provide functional silicon to meet product requirements.  This may include subsequent metal steps or full steps of the silicon.  The parties agree to use their mutual best efforts to complete any required metal steps or full steps of the silicon on an expedited basis

5.	Marvell and EZchip will work together on any yield improvement and enhancement issues.
6.	Manufacturing flow and platforms will be determined by Marvell.
7.	The NP4-G will be manufactured by Marvell and will be branded with the following EZchip Trademarks

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

8.
If for any reason, Marvell’s third party foundry supplier discontinues a process, Marvell shall give EZchip prompt written notice and will use its diligent efforts to provide EZchip with longer than six (6) months notice of same. Marvell shall use commercially reasonable efforts to locate a suitable substitute third party foundry supplier for EZchip, provided that the engagement of each such substitute third party foundry supplier shall be subject to EZchip's reasonable approval; should EZchip approve such replacement,  Marvell shall be responsible, at its sole expense for re-qualifying and re-characterizing the Licensed Product and all other actions reasonably required in order to facilitate such replacement, and the parties will work out a detailed plan to specify what actions the parties will undertake and how payments shall be made. In the event that EZchip does not approve said replacement or in the event that a suitable replacement is not found prior to said process discontinuance, then either party may terminate this SOW for convenience upon written notice and if the NRE schedule set forth in Exhibit F-NP4 has not been completed, then EZchip will owe to Marvell a prorated amount of the next milestone based on the percentage completed as of said termination date.

XVII.  CERTAIN DELIVERABLES

1.	Marvell will provide the following Marvell Deliverables, to be integrated by EZchip in the NP4-C and NP4-G Licensed Product model for simulation and Netlist closure purposes

[*]

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

2.	The Deliverables to be provided by each party, as set forth on Exhibit B, shall be deemed to be Marvell Deliverables or EZchip Deliverables (depending on the providing party) for purposes of this SOW.

XVIII.  EXCLUSIVE CISCO FEATURES.

The parties agree that, subject to written agreement between Marvell, EZchip and Cisco Systems, Inc. or a corporate affiliate of Cisco Systems, Inc. (collectively, “Cisco Systems”), the following features to be included in the NP4-C Licensed Products will be exclusive to Cisco Systems for the exclusivity period set forth below such that during the applicable exclusivity period neither party will allow customers other than Cisco Systems to use, access or enable the applicable exclusive feature in a network processor device provided by such party.  The exclusivity terms set forth in this section of this SOW shall only be effective when agreed upon in writing by Marvell, EZchip and Cisco Systems, and the final exclusivity terms agreed upon in writing by Marvell, EZchip and Cisco Systems will be the only binding terms relating to the exclusive features listed below.

[*]

XIX.  DISCONTINUANCE OF NP4-C.

1.
If for any reason, the implementation, manufacture or supply of the NP4-C as described in this SOW ceases or is discontinued or in the event that that an Identified Customer(s) discontinues purchasing NP4-C from Marvell for any reason (the “Date of Discontinuance”), (i) Marvell shall continue the implementation, manufacture and supply of the NP4-G Licensed Product in accordance with this SOW and (ii) EZchip’s obligation to pay the NRE Fee (as defined below) shall continue and shall constitute the full and entire consideration due to Marvell for the performance of its NRE obligations under this SOW.

2.
Notwithstanding anything to the contrary in this Master Agreement, in the event that Cisco discontinues or does not purchase NP4-C from Marvell, then Ciscomay elect to purchase NP4-G directly from Marvell.  Marvell may sell the NP4-G to Cisco  [*].

Only Marvell may sell NP4-G to Identified Parties. Neither EZchip, nor any of its licensee’s or customers, shall be permitted to sell NP4-G to an Identified Party.  In the event that Marvell sells NP4-G to Cisco, Marvell shall owe the following royalty to EZchip which is computed as follows:

        [*]

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

Exhibit B-NP4

MILESTONES & DELIVERIES

[*]

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

EXHIBIT C-NP4

SUPPORT

Background and Purpose

This Exhibit C sets forth EZchip’s support and training obligations to Marvell and its customers for the Licensed Products.   The parties agree that the purpose of this Exhibit C is to ensure that Marvell’s customers receive prompt and useful support from EZchip in connection with such customer’s purchase and use of any Licensed Product.

To ensure the successful development and sale of the Licensed Products, EZchip commits to provide all engineering and support resources as may be required in order to meet Marvell’s customers’ needs to each Licensed Product’s end of life.  Marvell commits similar resources to this end, as well.  In accordance with the terms of this Exhibit C, EZchip will commit to assign support resources to be available at locations designated locations sites, whenever such resources are required to meet end customer commitments or requests.

EZchip and Marvell, if appropriate, will release any and all errata for each Licensed Product within one week of discovery thereof, and will share with each other the detailed development progress, risks and mitigation plans for each such erratum.  EZchip will fix critical errata on a timely manner

Severity Levels Defined

1.0	DEFINITIONS

1.1
Severity 1 Support Request(s) means a customer problem reported to Marvell or EZchip where an immediate EZchip engagement and assistance is required in providing resolution.  A Severity 1 situation includes, but is not limited to, any of the following situations:

•	A problem which critically impacts the end customer’s ability to do business,
•	A customer reports a problem, which such customer designates as a “Severity 1 or Level 1, etc.” problem
•	A problem reported by the customer is significantly affecting customer's project time schedule, or
•	The customer’s Licensed Product based system is down or severely degraded.

The customer’s interpretation of the severity of the problem will always be honored.

1.2
Severity 2 Support Request(s) means a customer problem reported to Marvell where an urgent EZchip engagement and assistance is required in providing resolution.  A Severity 2 situation includes, but is not limited to, any of the following situations:

•	A problem which impacts the end customer’s ability to do business, the severity of which is significant and may be repetitive in nature,
•	A customer reports a problem, which such customer designates as a “Severity 2 or Level 2, etc.” problem, or
•	A function of the customer’s Licensed Product based system is impacted which impedes the customer from meeting daily requirements.

The customer’s interpretation of the severity of the problem will always be honored.

MARVELL CONFIDENTIAL INFORMATION

1.3
Severity 3 Support Request(s) means a customer problem reported to Marvell where a timely EZchip engagement and assistance is required in providing resolution.  A Severity 3 situation includes, but is not limited to, any of the following occur:

•	A problem, which negligibly impacts end customer’s ability to do business,
•	A customer reports a problem, which such customer designates as a “Severity 2 or Level 2, etc.” problem. , or
•	Any questions and/or general consultation requested by Marvell or a customer.

The customer’s interpretation of the severity of the problem will always be honored.

2.0	EZCHIP SUPPORT INCIDENT RESPONSE BY SEVERITY

[*]

3.0	TECHNICAL SUPPORT PROCEDURES

EZchip will be fully responsible for customer support. Any customer request for support will be referred to EZchip support team. Both Marvell and EZchip will specify initial Technical Escalation Contacts, which may be updated from time to time by mutual written agreement of the parties.  Such written agreement may be in the form of electronic mail.

3.1	Technical Support Engagement

To ensure a smooth transition during technical collaboration or escalation, it is essential that all parties remain engaged until the next level is fully engaged, including access to all relevant contact information and technical activity to date.

3.2	Solution Delivery

EZchip will be the primary source of communication with the end customer.  Marvell will assist with this communication process as requested. If the problem cannot be reproduced in EZchip’s labs, Marvell and the customer will provide EZchip access to the customer’s site to allow EZchip’s engineering/support staff to debug the problem.  Marvell application team will be copied to any correspondence between EZchip and Marvell customers.

3.3	Third Party Dependency

In the event that  EZchip is dependent upon a third party to provide support for a product or product component, it is incumbent upon EZchip to establish a written agreement with the third party, such that EZchip is capable of meeting the expectations identified in the Agreement by working through the third party.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

4.0	Support Collaboration Guidelines and Resolution Requirements

[*]

5.0	Support Training Requirements

EZchip agrees to provide Marvell with training at a mutually agreeable time and location, which such training shall cover the following information related to NP4-C and NP4-G:

m	Data flow
m	Engineering specifications
m	New technology primer
m	Complete list of erratas
m	Error handling
m	Trouble-shooting steps/procedures
m	Diagnostic capability
m	Basic reference design installation/re-installation procedures
m	Setup procedures
m	Product tests results
m	Product White Papers if available

The training may be broken to phases, per Marvell and EZchip agreement

6.0	EZchip and Marvell Support Materials

EZchip Support Materials

m	Option for Marvell to purchase more NP4-C and NP4-G validation/evaluation platforms from EZchip for agreed price, and within 15 weeks of delivery
m	All EZchip’s relevant documents will have to be provided in source format (word doc or frame maker) and within a timely manner of any change to these documents
m	EZchip to communicate:
m	Any new bug or errata within 1 week from discovery
m	Performance test reports
m	Schematics and reference design in source file (PCB, BRD, SCH files)
m	EZchip to provide Test plans
m	Software drivers should be kept in version controlled data base

7.0	Travel Agreement

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

[*]

8.0	Non Solicitation.

During the term of the Master Agreement and for a period of two (2) years following termination hereof, each of Marvell and EZchip agrees that it will not directly or indirectly hire, attempt to hire or encourage the resignation of any employees of the other party, by direct or indirect inducements or otherwise.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

EXHIBIT D-NP4

QUALITY

[*]

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION
EXHIBIT E-NP4

IDENTIFIED CUSTOMERS & IDENTIFIED PROGRAMS

I.	Identified Customer and Identified Programs (including next generations of Identified Programs).

•	The Identified Programs are defined to include the current and next generation of these product lines.

No.	Identified Customer	Identified Programs
1	Cisco Systems, which includes its Affiliates and any third party(s) authorized by Cisco to make purchases on Cisco’s behalf	All programs (NP4-C)

II.	For purposes of Section 9.3 of the Agreement, all Identified Customers and Identified Programs listed above are exclusive to Marvell.

For the avoidance of doubt, Marvell is not permitted to sell the NP4-C to any party other than Cisco Systems or a Cisco Systems Affiliate without first obtaining the express written permission of EZchip.  Furthermore, Marvell is not permitted to sell the NP4-G to any party other than EZchip or an EZchip Affiliate without first obtaining the express written permission of EZchip except as otherwise provided in Section XX of Exhibit A-NP4 (sale to Identified Customers), or Section 12 of Exhibit H-NP4 (Have Made Rights).

MARVELL CONFIDENTIAL INFORMATION

EXHIBIT F-NP4

ROYALTIES, SHARED ENGINEERING FEES, & LICENSE FEES

Applicable to NP4-C Licensed Product for Cisco Systems Only

I.	Royalties

The Royalty owed by Marvell to EZchip (“NP4C Royalty”) for each unit of NP4-C sold by Marvell shall be as follows:

[*]

Marvell’s pricing of the NP4-C shall be negotiated exclusively between Cisco and Marvell.  Marvell and EZchip agree to negotiate, in good faith, on reductions of royalty payments to EZchip based on any request for a price reduction from Cisco, which the parties acknowledge, such reduction can be accepted or rejected by EZchip in its sole discretion.

II.	Engineering Costs.

Upon, completion of milestones per the schedule below, EZchip shall pay to Marvell the sums specified in the schedule below, up to a total of [*] in non-recurring engineering fees (the “NRE Fee”). Marvell will bear all other costs related to bringing of NP4-C and NP4-G to production.  The payment schedule for the NRE Fee shall be as follows:

[*]

NP4-C
Marvell and EZChip will each invest the appropriate resources to meet their respective development milestones and deliverables with respect to the NP4-C. Except for the NRE fees set forth above in this Section, the engineering costs and license fees incurred by each party will be borne by each respective party.

NP4-G
All Marvell non recurring engineering costs incurred for modifications to NP4-G beyond the agreed upon Specifications must be agreed to in writing by EZchip and Marvell and will be paid by EZ Chip to Marvell.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

EXHIBIT G-NP4

Escrow

The parties agree that the following terms shall set forth all of the terms applicable to the escrow arrangement with respect to the NP4-C Licensed Product sold to Cisco Systems Inc. and its affiliates (“Cisco”) and will replace the escrow provisions set forth in Section 10 of the Master Agreement solely with respect to the NP4-C Licensed Product.

1.	For purposes of this Exhibit G, the term “Release Event” refers to any of the following events:

1.1.	The termination of the Master Agreement by Marvell due to the occurrence of any of the following:

1.1.1.
EZchip (a) becomes insolvent or makes a general assignment for the benefit of its creditors, or (b) dissolves, except where such dissolution results directly from (i) a corporate reorganization which results in the holders of a majority of EZchip’s voting securities - prior to such reorganization - (x) continuing to hold at least 51% of the voting securities of the entity surviving such reorganization, or (y) holding substantially all of the assets of EZchip and continuing to operate the business of EZchip, or (ii) EZchipmerging with or into a third party, as a result of which holders of EZchip’s equity securities prior to the merger hold less than 50% of the equity securities of EZchip after the closing of such merger; or, EZchip sells all or substantially all of its assets to a third party, and based on Marvell’s reasonable discretion, said third party is not a competitor of Marvell with respect to the subject matter of this Agreement;;

1.1.2.
a voluntary or involuntary petition or proceeding is commenced by or against EZchip under the Federal Bankruptcy Act or any other statute of any state or country relating to insolvency or the protection of the rights of creditors, or any other insolvency or bankruptcy proceeding or other similar proceeding for the settlement of EZchip’s debt is instituted and is not dismissed within 60 days from the date of such filing;

1.1.3.	a receiver of all or substantially all of EZchip’s property is appointed, and is not removed within 30 days; or

1.1.4.	EZchip materially breaches the Master Agreement provided the breach requires Marvell’s use of any Escrowed Technology to remedy said breach.

1.2.
EZchip materially fails to perform its support obligations arising under Section 5 of the Master Agreement (Parties’ Support Obligations) (other than the delivery of Bug Fixes covered by Section 1.3 below) or materially fails to perform its development obligations under Amendment 2 for the NP4-C Licensed Product (other than due to Marvell’s failure to perform its obligations in connection with such development under Amendment 2) after the occurrence of (i) an “M&A Transaction” (as defined herein) or (ii) a Change of Control (as defined below) in EZchip, LanOptics Ltd., or any other parent company of EZchip.

MARVELL CONFIDENTIAL INFORMATION

For purposes of this Exhibit G, “M&A Transaction” means the merger of EZchip with or into a third party, as a result of which holders of EZchip’s equity securities prior to the merger hold less than 50% of the equity securities of EZchip after the closing of such merger, or EZchip sells all or substantially all of its assets to a third party and “Change of Control” means a transaction or series of transactions in which EZchip, LanOptics Ltd. or any other parent company of EZchip undergoes a change in the party or parties that directly or indirectly own more than fifty percent (50%) of the voting stock or shares or other form of entity ownership (e.g. partnership interests).

1.3.
EZchip’s material and ongoing failure to perform or propose a Bug Fix deemed by Cisco to be required with respect to the NP4-C Licensed Product, the applicable Deliverables or the applicable Design Materials.

2.
Contemporaneously with, or promptly following, the execution of the Addendum 2 to which this document is attached as Exhibit G, the parties shall execute a three-party escrow contract (the “Escrow Agreement”) with a designated professional technology escrow agent (the “Escrow Agent”), which agreement shall be in a mutually acceptable form, and shall be attached hereto following its execution.  All costs related to the execution and maintenance of escrow services hereunder shall be borne by Marvell.

3.
Beginning on the date which is ten (10) days from the date on which the Escrow Agreement is executed by all parties, and continuing thereafter during the Term (as defined in the Master Agreement), EZchip shall continue to deposit the Escrowed Technology (as defined below) with the Escrow Agent upon completion of material development milestones and also within 5 business days following any update to the materials already deposited, in accordance with the provisions of Amendment 2 and the Escrow Agreement. Unless the parties agree otherwise in writing, termination of the Master Agreement other than by EZchip in accordance with the provisions of Section 8.2(i), shall not relieve EZchip of its duties to deposit the Escrowed Technology in accordance with the terms of this Amendment 2 for a period of twenty four (24) months following such termination.

For purposes of this Exhibit G, “Escrowed Technology” means the technical and other manufacturing information and know-how, reasonably required in order to manufacture the NP4-C Licensed Product provided  by EZchip hereunder, as well as the micro-code, software development environment tools and documentation, RTL code and any related documentation, timing and synthesis scripts, related product collaterals and hardware design and other technical and other manufacturing information and know-how, reasonably required in order for Marvell and its Affiliates to manufacture the NP4-C  Licensed Product, support Cisco with respect to the NP4-C Licensed Product, create Bug Fixes, either in the IC or its related tools or micro-code for the NP4-C Licensed Product, perform process shrink on the IC to keep a competitive cost structure for Cisco, which may require re-synthesizing and doing all the backend of the RTL in new silicon geometry. The parties agree that the Escrowed Technology will not be used or incorporated in any other device other than a NP4-C Licensed Product and may not be used other than in the manner and for the purposes expressly set forth hereunder.

MARVELL CONFIDENTIAL INFORMATION

4.	Upon the occurrence of a Release Event, the following shall occur:

4.1.
with respect to the Release Events described in Sections 1.1.1-1.1.3 above (inclusive), Marvell shall be entitled to deliver to the Escrow Agent (with a copy to EZchip), a Release Notice (the “Release Notice”) together with an affidavit (the “Affidavit”), executed by Marvell, which describes in reasonable detail the Release Event which took place. The Escrow Agent shall be required to promptly confirm the receipt of said Release Notice and Affidavit by EZchip (the “Notice Confirmation”).

As shall be more fully set forth in Escrow Agreement, the Escrow Agent shall be required to release the Escrowed Technology to Marvell within ten (10) business days following the receipt of the Release Notice and not before five (5) business days from the Notice Confirmation; unless the Release Event is deemed cured in accordance with the following paragraph.

This Release Event shall be deemed cured only if (i) with respect to Section 1.1.2, EZchip provides Marvell with written evidence of the dismissal of any proceedings set forth therein, (ii)with respect to Section 1.1.3, EZchip provides Marvell with written evidence of the removal of the receiver, or (iii) with respect to Sections 1.1.1-1.1.3, EZchip otherwise provides Marvell with sufficient evidence, as shall be determined by Marvell in its reasonable judgment that EZchip is able to continue to perform its obligations under the Master Agreement and Amendment 2.

4.2.
with respect to the Release Event described in Section 1.3 above, EZchip shall have a period of 90 days following the receipt of Marvell’s written notice and demand for cure thereof (the “Bug Fix Cure period”) to, provide a plan (“Bug Fix Cure Plan”) that describes in detail the resources and effort by EZchip to provide a bug fix. Marvell acknowledges that a Bug Fix proposed by EZchip may require the assistance and cooperation of Marvell, and Marvell agrees to provide any such assistance or cooperation as is reasonably required. Marvell shall have the right to audit on a weekly basis the Bug Fix Cure Plan execution and, subject to its confidentiality undertakings towards EZchip, disclose such audits to Cisco. Should it be determined through the audit by Marvell, acting reasonably, that the Bug Fix Cure Plan is not being executed in accordance with the terms therein due to a failure on EZchip’s part, then Marvell shall be entitled to deliver the Release Notice and Affidavit to the Escrow Agent (with a copy to EZchip). Without derogating from Marvell rights, the Escrow Agent shall be required to promptly confirm the receipt of said Release Notice and Affidavit by EZchip (with a copy to EZchip).  The Escrow Agent shall be required to promptly obtain Notice Confirmation from EZchip confirming that the Bug Fix Cure Plan is not being executed in accordance with the terms therein due to a failure on EZchip’s part.

As shall be more fully set forth in Escrow Agreement, the Escrow Agent shall be required to release the Escrowed Technology to Marvell within ten (10) business days following such notice and not before five (5) business days from the Notice Confirmation; unless EZchip provides sufficient evidence that it has provided the Bug Fix or it has complied or is in compliance with the Bug Fix Cure Plan. Marvell shall be required to return the Escrowed Technology to the Escrow Agent upon the sooner of (a) the date twelve (12) months after the release date, or (b) the date that EZchip provides the applicable Bug Fix.

MARVELL CONFIDENTIAL INFORMATION

4.3.
with respect to the Release Event described in Sections 1.1.4 and  1.2 above, upon the occurrence of such event, Marvell shall be required to provide EZchip with a written notice informing EZchip of the occurrence of such event in reasonable detail.  By no later than 30 days following the receipt of such written notice, EZchip shall be required to provide Marvell with a written plan for the cure of such Release Event (the “Cure Plan”) which plan must describe in reasonable detail the steps which EZchip intends to take in order to cure such Release Event and the estimated schedule. Marvell shall be entitled to disclose such plan to Cisco under an obligation of confidentiality.

In the event that EZchip fails to (i) provide Marvell an acceptable Cure Plan within such thirty (30) day period, or (ii) EZchip fails to cure the Release Event within the period more fully set forth in an accepted Cure Plan, then Marvell shall be entitled to deliver the Release notice and Affidavit to the Escrow Agent (with a copy to EZchip).  The Escrow Agent shall be required to promptly obtain Notice Confirmation from EZchip.

As shall be more fully set forth in Escrow Agreement, the Escrow Agent shall be required to release the Escrowed Technology to Marvell within ten (10) business days following Marvell’s provision of such notice, and Affidavit, and not before 5 business days from the Notice Confirmation; unless, EZchip provides sufficient evidence that either it has provided a Cure Plan within the thirty (30) day period aforementioned or it has complied or is in compliance with the Cure Plan, as applicable. Marvell shall be required to return the Escrowed Technology to the Escrow Agent upon the sooner of (a) the date twelve (12) months after the release date, or (b) the date that the applicable Release Event is cured.

5.
Upon the release of the Escrowed Technology by the Escrow Agent to Marvell in accordance with the provisions contained herein and for so long as such Release Event has not been cured by EZchip (or, to the extent applicable, Marvell)  (as further set forth herein), Marvell shall be automatically granted a temporary worldwide, royalty bearing, non-exclusive, perpetual, non-transferable license under all of EZchip’s Intellectual Property Rights embodied in the EZchip Deliverables and the License Product, but solely for the purpose of curing the Release Event if the applicable Release Event occurs under Sections 1.1.4 (to the extent that the Escrowed Technology is required by Marvell to remedy a breach thereto), 1.2 or 1.3, and, to the extent applicable, to utilize the Escrow License set forth in Section 10.7 of the Master Agreement (solely according to the NP4-C SOW), which includes the right modify, all as permitted by and strictly in accordance with the terms of the Master Agreement and the NP4-C SOW.  It is hereby clarified that notwithstanding anything to the contrary contained herein, any Escrow License shall terminate within 45 days following the cure of the Release Event by EZchip (or, to the extent applicable, Marvell).

6.
The foregoing limited license shall be subject to Marvell’s full compliance with the applicable provisions of the Master Agreement (including, but not limited to, the Royalty, Royalty reports or other payment terms, restrictions on the identity of the purchaser of the NP4-C Licensed Product (i.e., Cisco), restriction on the use of EZchip Deliverables and EZchip’s Intellectual Property Rights, provisions relating to the protection of EZchip’s Intellectual Property) and the restrictions contained herein.

MARVELL CONFIDENTIAL INFORMATION

To the extent applicable, the provisions of Sections 5.1 and 6 of the Master Agreement (Financial Obligations) and the provisions of Exhibits F (Royalties) and C (Support) of this Amendment 2 shall apply to such activities following the release of the Escrowed Technology to Marvell and its Affiliates, regardless of whether the Master Agreement is terminated by Marvell in accordance with the provisions of the Master Agreement.

Except for the license granted herein, no other licenses or rights are granted by one party to the other, whether by estoppel, implication or otherwise, and neither Marvell nor any of its Affiliates or customers shall be granted any ownership rights with respect to the Escrowed Technology (including, for the avoidance of doubt, EZchip’s Intellectual Property Rights and EZchip Deliverables).

It is hereby clarified that Marvell and its Affiliates shall be prohibited from disclosing any of the Escrowed Technology (including, for the avoidance of doubt, EZchip’s Intellectual Property Rights and EZchip Deliverables) to any third party, including but not limited to, Cisco or any other customer of Marvell.

7.
Without derogating from the foregoing, the parties agree that the Escrowed Technology will not be used or incorporated in any other device other than a NP4-C Licensed Product and may not be used other than in the manner and for the purposes expressly set forth in the Master Agreement.

8.
Without derogating from the foregoing, upon the release of the Escrowed Technology to Marvell in accordance with the provisions of this Exhibit G and unless Marvell unreasonably rejected the applicable Cure Plan proposed by EZchip, in accordance with the provisions contained herein, EZchip shall use its best efforts to ensure Marvell is allowed to fully exercise its Escrow License with respect to the Escrowed Technology and is supported in accordance with the requirements of Section 5 of the Master Agreement and Exhibit C of this Amendment 2 until the Escrow License expires or terminates in accordance with the provisions contained herein. Prior to the earlier to occur of (i) the cure of the  Release Event by EZchip (or, to the extent applicable, Marvell), and (ii) the termination of 24 months after the date of the release of the Escrowed Technology to Marvell in accordance with the provisions contained herein, to the extent applicable, EZchip agrees to provide Marvell with problem determination aids, test suites and source code, architecture and micro-architecture design documents, test software/setup/environment and any other associated documentation (including hardware and software design documentation and end user documentation), all schematics, blueprints, parts lists, and all other data, information and documentation necessary for Marvell to exercise the Escrow License granted herein.

9.
Until the earlier to occur of (i) the cure of the  Release Event by EZchip (or, to the extent applicable, Marvell), and (ii) the termination of 24 months after the date of the release of the Escrowed Technology in accordance with the provisions contained herein, to the extent applicable, EZchip shall furnish Marvell with basic consultation, training and technical assistance, including but not limited to, training and assistance on the training material and product documentation for the EZchip Deliverables, as part of fully transferring EZchip’s know how regarding the EZchip Deliverables and the NP4-C Licensed Product, subject, however, to the confidentiality undertakings of the Master Agreement and herein and to the scope of the Escrow License granted herein.

MARVELL CONFIDENTIAL INFORMATION

10.
Marvell acknowledges that the Escrowed Technology to the extent released to Marvell in accordance with the provisions of this Exhibit G, are being provided “AS IS” and EZchip makes no warranties, express, implied or otherwise, regarding such Escrowed Technology.

11.
Except as expressly set forth in this Exhibit G, the other terms and conditions of the Master Agreement shall remain unchanged. All capitalized terms which are not defied herein shall have the meaning attributed to such terms in the Master Agreement and Amendment 2.

MARVELL CONFIDENTIAL INFORMATION

EXHIBIT H-NP4

TERMS OF SALE

1.
The parties agree that Marvell will sell to EZchip (and only to EZchip), the NP4-G at an initial selling price of $[*] per unit from sampling through the first year after first customer shipment (“FCS”) to EZchip’s end user, at $[*] for the second year after FCS, and for $122 for the third year after FCS and thereafter.

[*]

5.
EZchip shall not sell the NP4-G License Product (including any successor or replacement product(s) under the Master Agreement) to any Identified Customer, and EZchip shall not grant rights to any other party to sell the NP4-G Licensed Product (including any successor or replacement product(s) under the Master Agreement) to an Identified Customer.

6.
EZchip shall have no obligation with respect to the purchase of Licensed Products until such Licensed Products are specified in a purchase order issued by EZchip to Marvell that contains specific delivery dates for specific Licensed Products (the “Purchase Order”). Unless agreed to otherwise by the Parties, the lead-times for Licensed Product delivery (the "Lead-Time") shall be [*] weeks from the date of submission of the Purchase Order.

7.
Following release to production of the Licensed Product, EZchip shall provide Marvell with a non-binding six (6) month forecast of its purchase requirements for the Licensed Product (hereinafter, a “Forecast”).  Each month thereafter, EZchip shall provide a rolling non-binding six (6) month Forecast of its purchase requirements.  Any Forecasts provided by EZchip are for planning purposes only and do not constitute a delivery release or other commitment by EZchip. EZchip shall have no obligation with respect to the purchase of the Licensed Product unless specified in an issued Purchase Order that contains specific delivery release dates for specific products.

8.
Marvell will be required to accept Purchase Orders which are in conformity with the prices set forth in Section 1 of this Exhibit H-NP4 and the Lead-Time, and in quantities no greater than [*]% of the Forecast, within 5 business days following their receipt and will use reasonable efforts to accommodate Purchase Orders which contain greater quantities or shorter Lead Times than those agreed upon hereunder. Without derogating from the foregoing, any Purchase Order received and accepted by Marvell, without change, shall be binding on EZchip, subject to the terms and conditions of the Master Agreement, this Amendment #2, this SOW and the Terms and Conditions of Sale document attached to this Exhibit and which is incorporated herein by this reference as Schedule 01 to this Exhibit H-NP4.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

9.
End of Life.  In the event that Marvell decides to end-of-life of the NP4-G Licensed Product, or in the event that Marvell terminates this Agreement pursuant to Section 8.3(iii), then: (i) Marvell shall give to EZchip written notice thereof at least 6 months before Marvell stops accepting Purchase Orders for NP4-G (such notice period, the "EOL Period"); (ii) during the EOL Period, EZchip may continue to place Purchase Orders for NP4-G with delivery dates which cannot exceed 12 months beyond the end of the EOL period; and (iii) Marvell may require full payment for each such Purchase Order before such Purchase Order is accepted and/or before starting materials planning to fulfill such Purchase Order. Notwithstanding the foregoing, Marvell may not end-of-life the NP4-G Licensed Product at any time earlier than the expiration of 5 years from the first commercial customer shipment (“FCS”) (the “EOL Term”), provided if in the previous year, the total amount of units of the NP4-G Licensed Product purchased by EZchip were less than 5,000 units, then Marvell may end-of-life NP4-G as set forth above during said 5 year period after FCS.

10.
All sales of NP4-G License Product between Marvell and EZchip shall be subject to the terms and conditions contained in Marvell’s Terms and Conditions of Sale document which is attached hereto as Schedule 01 to this Exhibit H-NP4.

11.
Upon the occurrence of a Triggering Event (as defined below), EZchip shall have the right, in its sole discretion, (the “Direct Purchase Right”) to purchase components, products or services for NP4-G directly from the foundry, assembly and testing suppliers of Marvell (“Marvell Suppliers”). In the event that EZchip exercises its Direct Purchase Right, Marvell shall use commercially reasonable efforts to execute all instruments and documents and do all things that may be necessary, including without limitation contacting Marvell Suppliers on EZchip’s behalf, to assist EZchip in exercising its Direct Purchase Rights with Marvell Suppliers. Nothing in this section shall derogate from any duty or obligation of Marvell under the Master Agreement or SOW; however, Marvell shall have no obligation whatsoever (including any obligations under the Master Agreement) with respect to any components, product or services purchased directly from Marvell’s foundry, assembly or testing suppliers.

Upon exercise of the Direct Purchase Right, all outstanding purchase orders for which Marvell has not started wafers shall be cancelled without any liability to EZchip.

For the purposes of this Section, a “Triggering Event” shall be deemed to have occurred if Marvell shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or substantially all of its property; (2) make a general assignment for the benefit of its creditors; (3) file a petition seeking to take advantage of any law relating to bankruptcy, insolvency, reorganization for the benefit of its creditors, winding-up, or composition or readjustment of debts; (4)  take any corporate action for the purpose of effecting any of the foregoing; (5) a proceeding or case shall be commenced against Marvell in any court of competent jurisdiction, seeking: (i) its liquidation, reorganization for the benefit of creditors, dissolution or winding-up, or the composition or readjustment of its debts; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like to Marvell or of all or substantially all of its assets; or (iii) similar relief, order, judgment or decree approving any of the foregoing shall be entered and continue for a period of 60 days, or (6) in the event that all or substantially all of the assets of Marvell (including the Master Agreement) are acquired in a merger or acquisition and the acquiring party does not agree in writing to assume all of Marvell’s rights and obligations under the Master Agreement.

MARVELL CONFIDENTIAL INFORMATION

12.
Marvell acknowledges and agrees that EZchip may grant to several of EZchip’s selected customers (“Selected Customers”), the right to purchase NP4-G directly from Marvell, upon separate agreement between Marvell, EZchip and the Selected Customer and subject to mutually agreed upon terms between Marvell, EZchip and the Selected Customer, provided that (i) Marvell shall be permitted to sell the NP4-G Licensed Product to a Selected Customer on “as is” terms, , and (ii) without any obligation to provide support for EZchip Technology .  In the event that EZchip desires to grant a competitor of Marvell the right to become a Selected Customer, then EZchip must obtain Marvell’s advance written consent.

13.
The pricing information contained in this Exhibit is Confidential Information which may not be disclosed by either party to any third party (including but not limited to Cisco, Identified Customers or customers of EZchip) expect upon the express written consent of the party that disclosed such Confidential Information.

14.
For as long as and at any time Marvell supplies the NP4-C Licensed Product to an Identified Customer, Marvell represents that: (i) it shall use all commercially reasonable efforts to supply NP4-G Licensed Products to EZchip and guarantee supply to EZchip on a First In, First Out basis with respect to all Purchase Orders submitted by EZchip against purchase orders submitted by any third party for the NP4-C Licensed Product that cannot be canceled according to the terms applicable between Marvell and the third party (EZchip non-cancelable Purchase Orders shall be given preference over any cancelable purchase orders), and (ii) it shall not refuse to accept any Purchase Orders from EZchip submitted in accordance with this Exhibit H-NP4 and shall supply the NP4-G Licensed Products to EZchip in accordance with this SOW or any other relevant SOW, or any amendment hereto or thereto, in force between Marvell and EZchip.

MARVELL CONFIDENTIAL INFORMATION
Schedule 01
to
EXHIBIT H-NP4

STANDARD TERMS AND CONDITIONS OF QUOTATION OF SALE

1.	APPLICABILITY

The terms and conditions of sale set forth herein and the terms set forth in the Technology Development, License and Manufacturing Agreement entered into effective as of April 12, 2006 2008 between:  (i) Marvell International Ltd., a Bermuda corporation, with offices at Argyle House, 41a Cedar Avenue, Hamilton, HM 12, Bermuda, on behalf of itself and its Affiliates, and Marvell Israel (M.I.S.L.) Ltd. (formerly known as Marvell Semiconductor Israel Ltd.), an Israeli corporation, with offices at 6 Hamada Street, Mordot HaCarmel Industrial Park, Yokneam, Israel 20692, on behalf of itself and its Affiliates (collectively “Seller”), and (ii) EZchipTechnologies Ltd., an Israeli corporation with offices at 1 Hatamar Street, PO Box 527, Yokneam 20692, Israel (“Buyer”) (the “Master Agreement”), the Amendment #2 to the Master Agreement and the Statement of Work annexed to the Master Agreement relating to the NP4-C and NP4-G Licensed  Products (as such terms are defined therein)  (collectively, the “Terms and Conditions”) shall apply to all contracts of sale entered into by and between Marvell (the "Seller") and EZchip (the “Buyer”) with respect to the NP4-G Licensed Product.  Notwithstanding that the Terms and Conditions may conflict with certain terms and conditions specified by Buyer in Buyer's order form or any contract between Buyer and Seller, Seller's acceptance of Buyer's order is on the condition that the Terms and Conditions set forth herein shall apply to such order. Any such changes Buyer seeks to impose on Seller will not be effective, unless accompanied by such written authorization and acceptance of Seller’s Authorized Agent. Seller's failure to object to any term or condition contained in any communication from Buyer shall not be deemed a waiver of the terms and conditions herein. The Terms and Conditions set forth herein shall be applicable whether or not they are attached to or enclosed with the products sold hereunder.

2.	PRICE

Irrespective of any prices quoted by Seller or listed on Buyer’s purchase order, a purchase order for NP4-G Licensed Products is accepted only at the prices and on the terms agreed to by the parties pursuant to the SOW relating the NP4-C and NP4-G Licensed Products signed by the parties and dated ,2009 (the “NP4-SOW). Notwithstanding Section 10 of these terms and conditions, Buyer shall be entitled to cancel any order, without any liability whatsoever, if Seller’s price reflected on Seller’s acknowledgement or invoice is different to a price set forth in the NP4 SOW.

3.	PAYMENT

All invoices are due and payable thirty (30) days from the date of invoice.  No discounts, rebates or credits of any kind are authorized, unless otherwise agreed to in writing by Seller.  Unless Seller specifies otherwise, all payments shall be in United States dollars.  Each shipment of products shall be considered a separate independent transaction, and payment therefor shall be made accordingly.  If Buyer delays shipments, payments for such delayed shipments shall become due on the date when Seller is prepared to make shipment.  Products held for Buyer shall be at the risk and expense of Buyer.

4.	TAXES

All prices are quoted and all orders are accepted exclusive of any taxes or charges by any name imposed by any taxing authority of any state, nation or locality (other than taxes imposed on Seller's net income), and, as an example, are exclusive of national, state and local excise, sales, use, value added, goods and services , and similar taxes.  Consequently in addition to the prices specified herein, the amount of any present or future excise, sales, use, value added, goods and services, or similar tax applicable to the sale of the product hereunder shall be paid by Buyer, or in lieu thereof, Buyer shall provide Seller with a tax exemption certificate acceptable to Seller. Buyer shall not be liable to taxes based on Seller’s net income. When Seller has the legal obligation to collect such taxes, the appropriate amount shall be added to the applicable invoices and paid by the Buyer, unless Seller receives a proper tax exemption certificate from Buyer prior to shipment. In addition, if there are any withholding taxes payable with respect to the Buyer's payments to the Seller, the Buyer shall nevertheless pay Seller the amount due on the invoice less any portion for withholding tax, and pay the amount of withholding tax due to the appropriate taxing authority, providing Seller satisfactory evidence of such payment upon request.

MARVELL CONFIDENTIAL INFORMATION

5.	TITLE AND DELIVERY

Unless otherwise expressly provided herein, delivery of the products ordered hereunder by Buyer shall be completed when made Ex Works (Incoterms 2000) Seller’s designated point of shipment.  In all cases, Seller's title shall pass to Buyer and the risk of loss or damage to any product in transit shall fall upon Buyer, whose responsibility shall be to file claims with the carrier, when delivery is made Ex Works (Incoterms 2000) Seller’s designated point of shipment.  Seller shall, with the prior written consent of Buyer, select the method of shipment, but in all cases, the carrier will be regarded as Buyer’s agent.  Shipping dates shall be in accordance with the dates specified in a purchase order submitted by Buyer to Seller from time to time, however, parties agree that subject to reasonable delays, shipping dates are approximate and are based upon prompt receipt of all necessary information from Buyer.  In the absence of written instructions from Buyer, all of the products ordered hereunder shall be packed and prepared for shipment in a manner that: (i) follows good commercial practice; (ii) is acceptable to common carriers for shipment at the lowest rate; and (iii) is adequate to ensure safe arrival.  Seller shall mark all containers with Buyer purchase order numbers, lot tracking information, date of shipment, Buyer's and Seller's names, and such labels and notices consistent with good standard practice, provided that in the event that any shipments directly to an Buyer customer by Seller, shall upon Buyer’s request, omit Seller’s name from the containers. Seller shall not be liable for delay in delivery or non-delivery due to causes beyond Seller’s reasonable control, including but not limited to acts of God, acts of Buyer, acts of civil or military authority, war, riots, insurrection, sabotage, epidemic, labor disputes, labor shortages, utility shortages, materials shortages, delays in transportation or inability due to causes beyond Seller's reasonable control.  In the event of any such delay, the date of delivery shall automatically be extended for a period equal to the time lost by reason of the delay.  For other than these preceding causes, Seller shall not be in default for failure to deliver, unless Seller does not commence to cure such failure within ten (10) days after receipt of written notice of failure to deliver from Buyer.

6.	INDEMNIFICATION

Application.With regards to EZchip’s purchase of Licensed Products under Exhibit H-NP4, Section 11 of the Master Agreement (Intellectual Property Indemnification) shall not apply to Marvell, and the following intellectual property indemnification shall be applicable to Marvell.

Indemnification.  Seller will defend, hold harmless and indemnify Buyer and its affiliates from and against any and all claims, suits, losses, damages, expenses and liabilities, costs and expenses (including reasonable attorney's fees), incurred by Buyer and its affiliates solely as a result of any infringement by any products provided by Seller of any patent, copyright, trade secret, trademark, moral right, mask work right, trade secret, know-how or other intellectual property or proprietary right(s) of a third party, in any country or jurisdiction in the world, now or hereafter existing, and whether or not filed, perfected or recorded (the “Intellectual Property Right”). If any Intellectual Property Right is procured by Seller for use in the products provided hereunder by a third party, Seller shall be responsible for obtaining all required Intellectual Property Rights from all third parties in order to enable use by Buyer of the products provided by Seller hereunder.

MARVELL CONFIDENTIAL INFORMATION

Without derogating from the foregoing, if such a claim is made such that Buyer is prohibited or is reasonably likely to be prohibited from making any use, commercial or otherwise, of the products, Seller agrees, at Seller’s sole option and expense, to either:  (i) obtain for Buyer the right to continue to use and sell the products in accordance with these terms and conditions; (ii) modify the products so they are non-infringing and in compliance with these terms and conditions; (iii) replace the products with non-infringing products that comply with these terms and conditions and design specifications; or (iv) if the foregoing are not reasonably possible, accept the return of the infringing products and refund any amount paid.

Requirements. This indemnification shall apply to products provided by Seller to Buyer hereunder, excluding any direct infringement claims, or parts thereof, with respect to EZchip Deliverables included in NP4-G  and shall only apply provided (i) Buyer provides Seller with prompt written notice of such claim within 30 days of the claim being made (provided that Buyer’s failure to provide such notice will relieve Seller of its obligations hereunder only if and to the extent that such failure prejudices Seller’s ability to defend such claims), (ii) Buyer provides Seller with full control over the defense and/or settlement of the claim (provided that Seller keeps Buyer apprised of the status of the claim and any settlement negotiations and no resolution or settlement of the claim obligates Buyer to pay damages, settlement costs or any other compensation to the plaintiff or effectuates an admission of any liability on the part of Buyer without the express written consent of Buyer), and (iii) Buyer provides Seller with all reasonable information and assistance (at Seller’s expense) to handle the defense and/or settlement thereof. Notwithstanding the foregoing, Seller’s indemnification shall also include a claim arising out of Seller’s modification to the EZchip Deliverables, or use thereto which is not permitted by these Terms and Conditions, provided the infringement would not have incurred without said modification or use.

Exclusions.  This indemnification does not apply to a claim, or any part thereof, which (a) arises out of the modification by Buyer of NP4-G, provided the infringement would not have occurred without said modification; or (b) arises out of the combination by Buyer of NP4-G with other elements (software, components or services) not furnished by Seller (unless recommended in writing, specified in writing, or approved in writing by Seller) where the NP4-G standing alone would not infringe, (c) arises out of Seller’s compliance with Buyers written specifications, designs or instructions in the Master Agreement or those which are provided to Seller by or on behalf of Buyer and such claim would not have arisen had such specifications, designs or instructions not been used, or (d) arises out of any use of NP4-G not permitted by these Terms and Conditions (individually and collectively, “Excluded Claims.”).  Buyer shall defend, indemnify, and hold Seller harmless from any costs or expenses arising from a rightful claim of infringement by a third party for any of the Excluded Claims, to the same extent as Seller has agreed to indemnify Buyer.  The foregoing states Seller’s exclusive liability and Buyer’s exclusive remedy arising from any Claim.

7.	NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

Notwithstanding Section 7 of the Master Agreement, the parties acknowledge and agree that they shall be entitled to disclose Confidential Information with respect to the other party and these Terms and Conditions, in accordance with the other party’s obligations pursuant to NASDAQ rules and policies, and US Securities Law. The parties acknowledge and agree that a disclosure of the other party’s Confidential Information in accordance with this Section shall not constitute a breach of the Terms and Conditions.

8.	ASSIGNMENT

Notwithstanding Section 12.3 of the Master Agreement, Buyer may assign, delegate or sublicense all or any portion of its rights and obligations under these terms and conditions to (i) its subsidiaries, affiliates or the surviving entity resulting from a merger or consolidation involving Buyer, (ii) the acquiring entity in a sale or other disposition of all or substantially all of the assets of Buyer as a whole or of any line of business or division of Buyer; and based on Marvell’s reasonable discretion, said surviving entity or acquiring entity is not a competitor of Marvell with respect to the subject matter set forth in the Terms and Conditions, or (iii) any other party that is created as a result of a spin-off from, or similar reorganization transaction of, Buyer or any line of business or division of Buyer.

MARVELL CONFIDENTIAL INFORMATION

9.	CANCELLATIONS AND RESCHEDULING

A.Orders may be rescheduled or canceled solely in accordance with the terms of this Section.  Orders may not be cancelled less than [*] weeks prior to the scheduled delivery date. In the event Buyer cancels all or any portion of an order less than [*] weeks prior to the originally scheduled shipment date, then Buyer agrees to pay Seller cancellation charges which shall include all reasonable costs, direct and indirect, incurred and committed by Seller together with a reasonable allowance for other expenses incurred by Seller in connection with such cancelled order. Seller’s calculation of such cancellation charge shall be final and binding on Buyer and payment thereon shall be due from Buyer within thirty (30) days of Buyer’s receipt of notice of such cancellation charge. Notwithstanding the foregoing, Seller shall use commercially reasonable efforts to accept any cancellation by Buyer less than [*] weeks prior to the originally scheduled shipment date and to avoid incurring cancellation charges, or to charge Buyer for any charges or expenses associated with the cancellation not actually incurred by Seller in accordance with this Section. For the avoidance of doubt, Buyer shall not be liable to Seller for any amounts whatsoever with respect to a cancellation of any order [*] weeks prior to the scheduled delivery date. Orders for delivery of products may be rescheduled on not less than thirty (30) days prior written notice to the scheduled delivery date, without any liability to Seller, including without limitation costs and expenses incurred by Seller as a result of the rescheduling or cancellation charges, and delivery may not be rescheduled by more than thirty (30) additional days.

In the event that the parties mutually agree to changes to the specifications, then said changes shall be instituted as agreed between the parties subject to Buyer and Seller agreeing, in writing, upon an adjustment to the delivery schedule. In the event of any such change to an existing order, Buyer will not liable to Seller for any cancellation charges with respect to the cancellation or rescheduling of such an order.

10.	GOVERNMENT CONTRACTS

If the products to be furnished under this order are to be used in the performance of a government contract or subcontract, there shall be incorporated herein such acquisition regulations as are required by law and accepted by Seller’s Authorized Agent.

11.	EXPORT CONTROL

Buyer will not export, reexport or transfer any of Seller’s products, software, or technology (collectively, “Technology”), or any products developed with or utilizing Seller’s Technology, in violation of any applicable laws or regulations of the United States and the country where Seller’s Technology was legally obtained.  In addition to the above, Seller’s Technology may not, in the absence of authorization by U.S. and local law and regulations, as required, be used by or exported or reexported (i) to any U.S. sanctioned or embargoed country, or to foreign nationals or residents of such countries; or (ii) to any person, entity, organization or other party identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists, or the Department of State’s Debarred Parties List, as published and revised from time to time; or (iii) to any party engaged in nuclear, chemical/biological weapons or missile proliferation activities; or (iv) for use in the design, development or production of rocket systems or unmanned air vehicles.  Further, Buyer confirms that it is not a person, entity, organization or other party identified on the U.S. Department of Commerce’s Denied Persons or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals or Blocked Persons Lists or the Department of State’s Debarred Parties List, as published and revised from time to time.  Buyer will indemnify and hold Seller harmless from and against any claim, loss, or liability arising out of any breach by Buyer of this Section 11.  Nothing in this Section 11 shall expand, or be deemed to expand, the rights granted to Buyer under these terms and conditions of sale.  This Section 11 shall survive any termination or expiration of these terms and conditions of sale.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

12.	GOVERNING LAW; JURISDICTION AND VENUE; AND SEVERABILITY

These terms and conditions of sale shall be governed by and construed and enforced in accordance with the laws of the State of California, USA, without regard to conflicts or laws provisions. Buyer and Seller hereby consent to jurisdiction and venue in the state and federal courts in Santa Clara County, California or the courts of the state of Israel, wherever any dispute arising hereunder is first initiated. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions or affecting the validity or enforcement of such provisions in any other jurisdiction.

13.	WARRANTIES AND REMEDIES

A.   Defect Warranty.  Seller warrants that from [*] months following the date of Seller’s shipment of products (the “Warranty Period”) all products (excluding the EZchip Deliverables) to be delivered hereunder shall be free from defects in material and workmanship and that no errors caused by Seller or its subcontractors, or other third parties furnished by Seller will cause the products to fail or to non-conform to the Specifications, subject to the conditions and procedures stated herein, except that in the case of Epidemic Failure the term shall be extended to [*] months following the date of Seller shipment.

1.
Buyer shall promptly notify Seller’s Authorized Agent in writing of any alleged breach of warranty and return for warranty adjustment such products. Any products so returned shall be shipped to Seller at Buyer's expense. To the extent that such products are found by Seller to be defective, Seller shall reimburse Buyer for such delivery charges and pay delivery charges of repaired or replacement products to the Buyer.

2.
Upon receipt of the returned products, Seller will examine such products to determine to its own reasonable satisfaction that the alleged defect did not arise as a result of Buyer's (or parties furnished by buyer) abuse, misuse, neglect, tampering, unauthorized or improper use or installation, disassembly, repair, alteration, or accident, all of which are not covered by any of the warranties set forth herein.

3.
If Seller finds that products are defective, Seller shall immediately issue a notice to Buyer advising of same and the action it shall take in accordance with Section 13B. Seller shall promptly and as soon as practicable, make the necessary repairs (if applicable), replace the products, or provide Buyer with a credit of the purchase price, of any non-conforming products.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

4.
Seller will promptly notify Buyer in the event the products are not subject to warranty adjustment. Unless instructions as to the disposition of such products not subject to warranty adjustment are received from Buyer within fourteen (14) calendar days of such notification, the products will be returned to Buyer, freight collect; and

5.
Seller's products are not authorized for use as critical components in medical devices, military systems, life or critical support devices or related systems, and Seller provides no warranty or indemnity to Buyer or Buyer’s customers related to such non-authorized uses.

B.   Limitation of Remedies.  Subject to Section 13D, Buyer’s sole and exclusive remedy under this warranty shall be, at both party’s reasonable option, either to repair or replace, or credit to Buyer the purchase price of, any non-conforming product or products. In no event shall Seller, its affiliates, agents, officers, directors, insurers, successors and assigns or employees be liable to Buyer or any third party for loss of profits, loss of use or any incidental, consequential, indirect, contingent, secondary, special damages or expenses whatsoever and howsoever arising, even if Seller has been advised of the possibility of such damages.

C.   Extended Warranty. Replacement and repaired products shall be warranted for the Warranty Period starting from the date Seller delivers such replaced or repaired products to Buyer.

D.   Epidemic Failure Warranty. Seller warrants that that from the date of delivery of the products to Buyer and for a period of [*] years thereafter, products provided to Buyer by Seller (excluding the EZchip Deliverables) will not experience Epidemic Failure. “Epidemic Failure” means a single root cause defect or malfunction of a product that materially impairs performance of such product, where the defect or malfunction is reasonably verified by Seller, as being attributable to defects warranted under Section 13A, and such defect is exhibited within the Warranty Period by at least  [*] percent ([*]%) of the products delivered within [*] consecutive lots.  In the event of an Epidemic Failure, all products of the same lots will be presumed defective under Section 13A and subject to the remedy in Section 13B.  In addition, Seller will provide a corrective action plan reasonably acceptable to Buyer as soon as possible after being notified of the Epidemic Failure, and further implement the corrective action plan accepted by Buyer as soon as possible at no additional charge to Buyer. Buyer may cancel or postpone all purchase orders pending implementation of the corrective action plan, without any penalty.

E.    Excluded Warranties.  EXCEPT FOR THE EXPRESS WARRANTY SET FORTH HEREIN, SELLER MAKES NO OTHER WARRANTIES OR GUARANTEES REGARDING THE PRODUCT, WHETHER EXPRESS, ORAL, IMPLIED, STATUTORY, ARISING BY OPERATION OF LAW, OR AS A RESULT OF USAGE OF TRADE, COURSE OF DEALING, OR COURSE OF PERFORMANCE.  SELLER HEREBY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OR WARRANTIES OTHERWISE ARISING BY OPERATION OF LAW, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.  NOTWITHSTANDING THE FOREGOING, IF ANY PRODUCT COVERED BY THIS ORDER IS DESIGNATED FOR DEVELOPMENTAL OR EXPERIMENTAL USE, NO WARRANTY WHATSOEVER SHALL BE APPLICABLE THERETO, AND BUYER SHALL INDEMNIFY SELLER FOR ANY AND ALL CLAIMS OR LIABILITY ASSERTED AGAINST SELLER IN CONNECTION WITH SUCH DEVELOPMENTAL OR EXPERIMENTAL USAGE.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.

MARVELL CONFIDENTIAL INFORMATION

F.  Allocation of Risk.  This warranty allocates risks of product failure between Seller and Buyer.  This allocation is recognized by both parties and is reflected in the price of the products.  Buyer acknowledges that it has read this warranty, understands it, and is bound by its terms and limitations.

14.	LIMITATION OF LIABILITIES.

NOTHWITHSTANDING ANYTHING TO THE CONTRARY IN THE MASTER AGREEMENT EXCEPT IN THE CASE OF IP INFRINGEMENT (SECTION 6), BREACH OF SELLER’S WARRANTY (SECTION 13) OR BREACH OF ITS CONFIDENTIALITY UNDERTAKINGS, IN NO EVENT WILL SELLER’S TOTAL CUMULATIVE LIABILITY TO BUYER ARISING OUT OF OR RELATED TO THESE STANDARD TERMS AND CONDITIONS OF QUOTATION OF SALE EXCEED THE SUMS PAID BY BUYER TO SELLER UNDER THESE STANDARD TERMS AND CONDITIONS OF QUOTATION OF SALE DURING THE  [*]  MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT WHICH GAVE RISE TO THE CLAIM, OR  [*] MILLION DOLLARS ($[*]), WHICHEVER IS GREATER. THIS LIMITATION OF LIABILITY IS CUMULATIVE, WITH ALL EXPENDITURES AND PAYMENTS MADE OR OTHER LIABILITY UNDER THIS SECTION OF THIS AGREEMENT BEING AGGREGATED TO DETERMINE SATISFACTION OF THIS LIMIT; THE EXISTENCE OF MORE THAN ONE CLAIM FOR SUCH PRODUCT SHALL NOT ENLARGE THIS LIMIT. THE LIMITATION OF LIABILITY SET FORTH IN THIS SECTION IS A FUNDAMENTAL ELEMENT OF THE BARGAIN BETWEEN SELLER AND BUYER; AND SELLER WOULD NOT PROVIDE THE LICENSED PRODUCTS WITHOUT SUCH LIMITATION OF LIABILITY.

* This portion of the Exhibit has been omitted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934. The complete Exhibit, including the portions for which confidential treatment has been requested, has been filed separately with the Securities and Exchange Commission.